Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

August 29, 2006

Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re:  Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until August 30, 2007, to reduce the compensation we are entitled to receive as investment adviser of Schroder
International Diversified Value Fund (and, if necessary, to pay other Fund expenses) to the extent that the Fund's total operating expenses (other than interest, taxes, and extraordinary expenses) attributable to its Investor Shares and Advisor Shares exceed the following annual rates:

SCHRODER SERIES TRUST

                                     Investor Shares   Advisor Shares
                                     ---------------   --------------
Schroder International Diversified        1.25%             1.50%
Value Fund

Sincerely,

Schroder Investment Management
North America Inc.

By: /s/ Carin F. Muhlbaum
    -------------------------------
Name: Carin F. Muhlbaum
Title: EVP